H&Q HEALTHCARE
                                  INVESTORS

                              H&Q LIFE SCIENCES
                                  INVESTORS



                                   DIVIDEND
                                 REINVESTMENT
                                     PLAN

Dear Shareholder,

   This brochure summarizes the Automatic Dividend Reinvestment Plans (each referred to as the "Plan") for shareholders of H&Q Healthcare Investors and of H&Q Life Sciences Investors (each referred to as the "Fund"). Under the Plan, your income dividends and capital gains distributions (collectively "Dividend") will be automatically paid to you in the form of additional shares of beneficial interest of the Fund, thereby providing you with a convenient way of acquiring additional shares of the Fund. State Street Bank & Trust Company serves as the Plan Agent.

   The summary which follows is qualified to reference to the Terms and Conditions of the Plan. We hope this brochure will prove helpful in answering your questions about the Plan.


                         Sincerely,

                         /s/ Alan G. Carr

                             Alan G. Carr
                             President



   The Fund and/or the Plan Agent may amend or terminate the Plan with at least 90 days written notice prior to the record date before such change becomes effective.

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HOW DO I ENROLL IN THE PLAN?

No enrollment is necessary. Each registered shareholder is automatically enrolled in the Plan (unless the shareholder elects otherwise). Whenever the Fund declares a Dividend payable in shares, the Dividend will be automatically reinvested by the Plan Agent, in whole or fractional shares of the Fund, as the case may be.

WHAT IF MY SHARES ARE HELD BY A BROKER, BANK OR NOMINEE?

If your shares are held in the name of a broker, bank or nominee and such institution will not participate in the Plan, your account will be credited with a cash Dividend. In order to participate in the Plan through such an institution, it may be necessary for you to have your shares taken out of "street name" and re-registered in your own name. Once registered in your own name, your Dividend will be automatically reinvested.

HOW DOES THE DIVIDEND REINVESTMENT PLAN WORK?

   When a Dividend is declared, participants in the Plan will receive the equivalent in shares of the Fund valued at the lower of the net asset value or market price as described below:

(1) If at the time of reinvestment, the market price of the Fund shares is equal to or exceeds net asset value, participants are issued shares valued at the greater of (i) the net asset value as most recently determined or (ii) 95% of the then current market price of the Fund shares.
                                         -or-

(2) If at the time of reinvestment, the market price of the Fund shares is lower than net

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    asset value, participants will receive shares from the Fund valued at market price.

Non-participants in the Plan will receive cash.

WILL THE ENTIRE AMOUNT OF MY DIVIDEND BE REINVESTED?

Yes. For any balance that is insufficient to purchase a whole share, the Plan Agent will credit your account with a fractional share interest computed to four decimal places. The fractional share interest is included for the payment of all subsequent Dividends, and you have voting rights on all full and fractional shares acquired under the Plan. However, if your shares are held by a broker, bank or nominee that participates in the Plan on your behalf, any amounts not sufficient to purchase a whole share may be credited to your account in cash in lieu of the fractional share interest.

WILL I BE ISSUED STOCK CERTIFICATES FOR TRANSACTIONS IN THE PLAN?

No. Shares issued under the Plan will automatically be held for safekeeping by the Plan Agent. Each transaction will be fully detailed in a comprehensive statement which will provide immediate confirmation of the current status of your account. All of the paperwork is done for you by the Plan Agent's computers, simplifying your recordkeeping. If a stock certificate is desired, it must be requested in writing for each transaction. Certificates will be issued only for whole shares.

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ARE DIVIDENDS THAT ARE REINVESTED SUBJECT TO INCOME TAXES?

Yes. The automatic reinvestment of Dividends will not relieve participants of any income tax which may be payable on such Dividends and you will receive Form 1099 concerning the Federal tax status of Dividends paid during the year.

IS THERE ANY DIRECT CHARGE TO PARTICIPATE IN THE PLAN?

No. The Plan Agent's fees for handling the reinvestment of dividends will be paid for by the Fund.

HOW DO I REQUEST A CASH DIVIDEND OR DISCONTINUE PARTICIPATION IN THE PLAN?

If your shares are held in registered form, you must obtain an Authorization Card from the Plan Agent. If your shares are held by a broker, bank or nominee, you should contact the institution. Should you wish to discontinue your participation in the Plan, you must choose one of two options as indicated on the Authorization Card.

(1) You may request to receive a certificate for the number of full shares then held in your Plan account along with a check in payment for any fractional share interest you may have. The payment for the fractional share interest will be valued at the closing price of the Fund on the Friday previous to the date your discontinuance is effective.

                                       -or-

(2) You may liquidate your reinvestment shares. If you wish to liquidate your reinvestment shares, the cost is $2.50

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    per transaction as well as the brokerage commission incurred. Brokerage charges are expected to be less than the usual brokerage charge for such transactions.

HOW DO PARTICIPATING SHAREHOLDERS BENEFIT?

   [BULLET] You will build holdings in the Fund easily and automatically, at no brokerage cost.

   [BULLET] If your shares are held in registered form, you will receive a detailed account statement from the Plan Agent showing total Dividends, shares acquired and price per share, and total shares of record held by you and by the Plan Agent for you.

   [BULLET] As long as you participate in the Plan, the Plan Agent will hold the shares it has for you in safekeeping in book entry form. This convenience provides added protection against loss, theft, or inadvertent destruction of certificates.

OTHER QUESTIONS?

   Other questions and correspondence concerning the Plan should be directed to the Plan Agent:

                       State Street Bank and Trust Company
                                  P.O. Box 8200
                              Boston, MA 02266-8200
                            Telephone: 1-800-426-5523

If your shares are not held registered in your name, you should contact your broker, bank or nominee for further assistance.

                           TERMS AND CONDITIONS OF
                              AUTOMATIC DIVIDEND
                                 REINVESTMENT

1. Each shareholder ("Shareholder") holding shares of beneficial interest ("Shares") of H&Q Healthcare Investors or of H&Q Life Sciences Investors (each referred to as the "Fund") will automatically be participants in the Dividend Reinvestment Plan (the "Plan"), unless the Shareholder specifically elects to receive all income dividends and capital gains distributions (collectively "Dividend") in cash paid by check mailed directly to the Shareholder by State Street Bank and Trust Company as Agent under the Plan (the "Agent"). The Agent will open an account for each Shareholder under the Plan in the same name in which such Shareholder's Shares are registered.

2. Whenever the Fund declares a Dividend payable in Shares or cash, participating Shareholders will take the Dividend entirely in Shares and the Agent will automatically receive the Shares, including fractions, for the Shareholder's account.

3. Whenever the market price per Share is equal to or exceeds net asset value at the time Shares are valued for the purpose for determining the number of Shares equivalent to the cash Dividend (the "Valuation Date"), participants will be issued Shares at the greater of (i) net asset value or (ii) 95% of the then current market price of the Shares. The Valuation Date is the Dividend payment date or, if that date is not a New York Stock Exchange (the "Exchange") trading day, the next trading day. If the net asset value of the Shares on the Valuation Date exceeds the market price of the Shares at that time, participants will receive shares from the Fund valued at market price.

4. For all purposes of the Plan: (a) the market price of the Shares on a particular date shall be the last sales price on the Exchange on that date or, if no sale occurred on the Exchange on that date, then the mean between the closing bid and asked quotations for the Shares on the Exchange

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on such date and (b) net asset value per Share on a particular date shall be as determined by or on behalf of the Fund.

5. The Agent will hold Shares acquired pursuant to the Plan in book entry form in the Agent's name or that of its nominee. At no additional cost, as a participant in the Plan, you may send to the Agent for deposit into your Plan account those certificate Shares of the Fund now in your possession. These Shares will be combined with those book entry full and fractional Shares acquired under the Plan and held by the Agent. Shortly thereafter, you will receive a statement showing your combined holdings. The Agent will forward to the Shareholder any proxy solicitation material and will vote any Shares so held for the Shareholder only in accordance with the proxy returned by her or him to the Fund. [Upon the Shareholder's written request, the Agent will deliver to her or him, without charge, a certificate or certificates for the full Shares.]

6. The Agency will confirm to the Shareholder each transaction made for her or his account as soon as practicable but not later than 60 days after the date thereof. Although the Shareholder may, from time to time, have an individual fractional interest (computed to four decimal places) in a Share of the Fund, no certificates for a fractional Share will be issued. However, Dividends on fractional Shares will be credited to the Shareholder's account under the Plan.

7. Any stock dividends or split Shares distributed by the Fund on Shares held by the Agent for the Shareholder will be credited to the Shareholder's account. In the event that the Fund makes available to the Shareholder rights to purchase additional Shares or other securities, the Shares held for a shareholder under the Plan will be added to other Shares held by the Shareholder in calculating the number of rights to be issued to such Shareholder.

8. The Agent's service fee for handling Dividends will be paid by the Fund.

9. The Shareholder may terminate her or his account under the Plan by notifying the Agent in

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writing. The Shareholder may rejoin the Plan at any time by notifying the
Plan Agent by telephone. A termination will be effective immediately if notice is received by the Agent not less than 10 days prior to any Dividend record date; otherwise such termination or reinstatement will be effective, with respect to any subsequent Dividend, on the first trading day after a Dividend paid for the record date has been credited to the Shareholder's account. Upon any termination, the Agent will cause a certificate or certificates for the full Shares held for the Shareholder under the Plan and cash adjustment for any fraction to be delivered to her or him. If, the Shareholder elects by notice to the Agent in writing in advance of such termination to have the Agent sell part or all of her or his shares and remit the proceeds to her or him, the Agent is authorized to deduct $2.50 per transaction plus brokerage commissions for this transaction from the proceeds.

10. These terms and conditions may be amended or supplemented by the Agent or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to the Shareholder appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by the Shareholder unless, prior to the effective date thereof, the Agent receives written notice of the termination of the Shareholder account under the Plan. Any such amendment may include an appointment by the Fund of a successor agent in its place and stead under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Agent. Upon any such appointment of any agent for the purpose of receiving Dividends, the Fund will be authorized to pay to such successor agent, for Shareholders' accounts, all Dividends payable on Shares held in the Shareholder's name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

11. In the case of Shareholders such as banks,

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brokers or nominees which hold Shares for others who are the beneficial owners, the Agent will administer the Plan on the basis of the number of Shares certified from time to time by the Shareholders as representing the total amount registered in the Shareholder's name and held for the account of beneficial owners who are to participate in the Plan.

12. The Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to insure the accuracy of all services performed under this agreement and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless the errors are caused by its negligence, bad faith or willful misconduct or that of its employees.

13. These terms and conditions shall be governed by the laws of the Commonwealth of Massachusetts.



(5/95)

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                                H&Q HEALTHCARE
                                  INVESTORS


                              H&Q LIFE SCIENCES
                                  INVESTORS


                          Shareholder Inquiries to:
                     State Street Bank and Trust Company
                                P.O. Box 8200
                            Boston, MA 02266-8200
                          Telephone: 1-800-426-5523


                             Investment Adviser:
                          Hambrecht & Quist Capital
                               Management Inc.
                          50 Rowes Wharf, 4th Floor
                            Boston, MA 02110-3328